Exhibit 99.1

Infinity Natural Resources Announces Fourth Quarter and Full Year 2025 Results and Provides 2026 Outlook
March 10, 2026
Morgantown, West Virginia—Infinity Natural Resources, Inc. (“Infinity” or the “Company”) (NYSE: INR) today reported its fourth quarter and full year 2025 financial and operating results and provided a 2026 outlook.
Fourth Quarter 2025 & Recent Highlights
•Completed transformational acquisition of upstream and midstream assets in Ohio from Antero Resources and Antero Midstream in February 2026 (the "Antero Acquisition")
•Completed $350 million strategic equity investment from Quantum Capital Group (“Quantum”) and Carnelian Energy Capital (“Carnelian”)
•Delivered 93% growth in total net daily production to 271.6 MMcfe/d, or 45.3 MBoe/d, in the fourth quarter 2025 compared to the fourth quarter 2024
•Increased natural gas net production 129% compared to fourth quarter 2024
•Reported net income of $80.4 million
•Delivered 104% growth in Adjusted EBITDAX(1) to $94.0 million in the fourth quarter 2025 compared to the fourth quarter 2024, representing an Adjusted EBITDAX Margin(1) of $3.76 / Mcf, or $22.58 / Boe, which we believe is the best among our Appalachian Basin peers
•Placed 6 wells into sales in the fourth quarter totaling approximately 103,000 lateral feet comprised of (a) 3 oil-weighted wells in the volatile oil window of the Ohio Utica Shale and (b) 3 natural gas-weighted wells in the Marcellus Shale in Pennsylvania
•Acquired working interests in our South Bend Field in Pennsylvania (the "South Bend Acquisition") for consideration of approximately 2.5 million shares of our Class A common stock, with approximately 1,600 net Marcellus acres and 1,600 net Utica acres and Adjusted operating income(1) of $2.8 million for the fourth quarter 2025
•Acquired approximately 2,500 net acres during the quarter, increasing working interest in our active development projects and enhancing future projects
•Generated $75.1 million of net cash provided by operating activities for the quarter
•Development capital expenditures incurred of $52.9 million, including drilling and completion (“D&C”) and midstream
•Increased the borrowing base under our revolving credit facility from $375 million to $875 million on February 23, 2026 in connection with the closing of the Antero Acquisition
•Total net debt(1) was approximately $148.0 million as of December 31, 2025 (including borrowings to fund a $61.2 million deposit for the Antero Acquisition), and approximately $442.7 million as of February 28, 2026
•Total liquidity was $226.9 million as of December 31, 2025 and $413.1 million as of February 28, 2026

Full Year 2025 Highlights
•Delivered 46% growth in total net daily production to 211.8 MMcfe/d, or 35.3 MBoe/d, in 2025 compared to 2024
•Reported net income of $64.0 million

•Delivered Adjusted EBITDAX(1) of $261.0 million, representing an Adjusted EBITDAX Margin(1) of $3.38 / Mcf, or $20.26 / Boe, which we believe is the best among our Appalachian Basin peers
•Placed 23 wells into sales in 2025 totaling approximately 363,000 lateral feet comprised of (a) 11 oil-weighted wells in the volatile oil window of the Ohio Utica Shale and (b) 12 natural gas-weighted wells in the Marcellus Shale in Pennsylvania
•Acquired approximately 6,700 net acres during the year
•Generated $261.8 million of net cash provided by operating activities for the year ended December 31, 2025
•Development capital expenditures incurred of $290.8 million, including D&C and midstream
•Reported total proved reserves of 1.3 Tcfe, or 225.0 MMBoe, with 45% proved developed and 16% oil, 68% natural gas and 16% natural gas liquids (“NGLs”)

Full Year 2026 Outlook
•Development capital budget of $450 million to $500 million, including D&C and midstream
•Total net daily production expected to be between 345 and 375 MMcfe/d, representing year-over-year growth of approximately 70% at the midpoint of the range
•Total natural gas net production expected to be between 235 and 255 MMcfe/d
•Total oil and liquids net production expected to be between 18 and 20 Mbbls/d
•Anticipate running 2 rigs throughout the year with 1 rig dedicated to the assets acquired in the Antero Acquisition beginning early in the second quarter
•Expect to turn into sales 31 gross wells, with 8 wells in the dry gas Pennsylvania Marcellus, 10 wells in the rich gas area of the Ohio Utica (on the assets acquired in the Antero Acquisition) and 13 wells in the volatile oil window of the Ohio Utica

(1) Adjusted EBITDAX, Adjusted EBITDAX Margin, Adjusted operating income and net debt are non-GAAP financial measures. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled "Non-GAAP Financial Measures."
Management Commentary

“2025 was a transformational year for the Company as we delivered meaningful operational and financial progress while advancing into our next stage of development," said Zack Arnold, President and CEO of Infinity. "The acquisition of high-quality upstream and midstream assets from Antero, together with a $350 million strategic preferred equity investment from Quantum and Carnelian, meaningfully increased our scale, enhanced integration across our platform and strengthened our financial foundation.”
“Throughout the year, our team executed at a consistently high level across drilling, completions and midstream operations, converting disciplined investments into sustained production growth and top-tier operating margins within the Appalachian Basin. We paired strong production and Adjusted EBITDAX growth with decreasing D&C costs per foot, leading to top tier margins. This performance reflects the quality of our asset base and the efficiency of our operating model.”
“As we move into 2026 with strong financial flexibility, recent geopolitical developments in the Middle East have strengthened crude prices, providing an opportunity for us to highlight the value and flexibility of our unique asset base. This flexibility allows us to evaluate opportunities within our development program to potentially accelerate some activity toward higher-return projects to the extent market conditions are supportive. With the scale and momentum we’ve established, our integrated upstream and midstream platform supports margin resilience, dependable market access and coordinated development aligned with contracted takeaway and end-market demand. We remain committed to disciplined capital deployment, growing Adjusted EBITDAX and delivering consistent long-term value for our shareholders,” concluded Mr. Arnold.

Operational Update

Infinity’s net daily production for the full year 2025 averaged 211.8 MMcfe/d, or 35.3 MBoe/d, consisting of approximately 136.9 MMcfe/d, or 22.8 MBoe/d, in Ohio and approximately 74.9 MMcfe/d, or 12.5 MBoe/d, in Pennsylvania. Infinity’s net daily production mix was comprised of approximately 24% oil, 17% NGLs and 59% natural gas. We turned into sales 11 gross oil-weighted wells (8.4 net) in the Utica Shale in Ohio and 12 gross natural gas-weighted wells (9.0 net) in the Marcellus Shale in Pennsylvania during 2025, representing approximately 363,000 lateral feet.
The following table sets forth information regarding our production, revenues and realized prices and production costs for the fourth quarter and full year of 2025 and 2024:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Production data:
Oil (MBbls)	1,054	637	3,074	2,380
Natural gas (MMcf)	14,935	6,508	45,596	28,291
NGL (MBbls)	622	421	2,209	1,723
Total (MBoe)(1)	4,165	2,142	12,882	8,818
Total (MMcfe)(1)	24,991	12,852	77,294	52,908
Average daily production (MBoe/d)(1)	45,272	23,283	35,293	24,093
Average daily production (MMcfe/d)(1)	271.6	139.7	211.8	144.6

Average wellhead realized prices (before giving effect to realized derivatives):
Oil (/Bbl)	$51.22	$62.73	$56.48	$67.86
Natural gas (/Mcf)	$3.14	$2.35	$2.80	$1.81
NGL (/Bbl)	$23.56	$32.30	$22.32	$26.14

Average wellhead realized prices (after giving effect to realized derivatives):
Oil (/Bbl)	$55.81	$66.53	$60.98	$66.93
Natural gas (/Mcf)	$3.17	$1.83	$2.81	$2.47
NGL (/Bbl)	$25.67	$27.33	$22.22	$28.66

Operating costs and expenses (per Boe)(1):
Gathering, processing and transportation	$3.71	$5.34	$4.25	$5.59
Lease operating	1.51	3.47	2.07	3.19
Production and ad valorem taxes	0.34	(0.09)	0.46	0.12
Depreciation, depletion, and amortization	7.51	8.11	8.05	8.36
General and administrative(2)	2.00	2.23	11.91	1.48
Total	$15.07	$19.07	$26.74	$18.74

(1) Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.
(2) General and administrative expense includes a one-time share-based compensation expense of $126.1 million for the year ended December 31, 2025 incurred in connection with the Company's initial public offering ("IPO").

Capital Investment

Capital expenditures incurred during the year were $326.2 million, which included $290.8 million on development activities and $35.5 million on land activities.

Financial Position and Liquidity

As of December 31, 2025, Infinity had approximately $2.8 million of cash and cash equivalents and $150.9 million of borrowings under its revolving credit facility. Infinity’s liquidity as of December 31, 2025, totaled approximately $226.9 million comprised of $2.8 million of cash and cash equivalents and approximately $224.1 million of available borrowing capacity under its revolving credit facility. As of February 28, 2026, Infinity had approximately $459.0 million of borrowings under its revolving credit facility, $19.2 million in letters of credit and $413.1 million of liquidity, including $16.3 million of cash and cash equivalents and $396.8 million of available borrowing capacity under its revolving credit facility.

2026 Capital & Production Guidance
Infinity’s capital budget for 2026 is $450 million to $500 million related to development activities, including D&C and midstream. Net production is expected to be between 345 and 375 MMcfe/d for 2026, with natural gas expected to be between 235 and 255 MMcfe/d and oil and liquids expected to be between 18 and 20 Mbbls/d. Infinity expects to operate two rigs for 2026 with one rig dedicated to the assets acquired in the Antero Acquisition beginning early in the second quarter. Expect to turn into sales 31 gross wells, with 8 wells in the dry gas Pennsylvania Marcellus, 10 wells in the rich gas area of the Ohio Utica (on the assets acquired in the Antero Acquisition) and 13 wells in the volatile oil window of the Ohio Utica.
Estimated Proved Reserves
Infinity reported year end 2025 total proved reserves of 1.3 Tcfe, or 225.0 MMBoe, consisting of 916.6 Bcf of natural gas, 36.7 MMBbls of oil and 35.5 MMBbls of NGLs. Infinity’s year end 2025 total proved reserves increased approximately 32% when compared to its 2024 total proved reserves, largely a result of continued asset development. The table below provides information regarding the components driving the 2025 net proved reserve adjustments:

	Total (MBoe)	Total (Bcfe)
Proved Reserves, December 31, 2024	170,346	1,022
Extensions	67,159	403
Revisions to previous estimates	366	22
Purchases of reserves in place	—	—
Production	(12,882)	(77)
Proved Reserves, December 31, 2025	224,989	1,349
Totals may not sum or recalculate due to rounding
The table below summarizes the Company’s 2025 net proved reserves:

	Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (MMBoe)	Total (Bcfe)
Proved developed	15	417	16	100	600
Proved undeveloped	22	499	20	125	750
Total proved	37	917	36	225	1,349
Totals may not sum or recalculate due to rounding
The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Infinity’s proved reserves:

Total Proved
Estimated future net cash flows(1)	$2,391,597
Standardized measure(1)	$1,081,193
Discounted future income tax expense	$251,800
Present value of estimated future net revenue (PV-10)(1)	$1,332,993
Totals may not sum or recalculate due to rounding

(1)Estimated future net cash flows represents the estimated future cash flows to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2025, and assuming commodity prices as set forth below. Our estimated reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $75.48 per Bbl for oil and $2.13 per MMBtu for natural gas at December 31, 2025. These base prices were adjusted for differentials on a per property basis, including local basis differentials and fuel costs, resulting in $67.98 per Bbl for oil, $1.42 per MMBtu for natural gas, and $25.48 per Bbl for NGLs at December 31, 2025.
PV-10 is a non-GAAP financial measure and represents the estimated present value of the future cash flows less future development and production costs from our proved reserves before income taxes discounted using a 10% discount rate. PV-10 of proved reserves generally differs from the standardized measure of discounted future net cash flows from production of proved oil and natural gas reserves (the “Standardized Measure”), the most directly comparable GAAP financial measure, because it does not include the effects of future income taxes, as is required under GAAP in computing the Standardized Measure.
We believe that the presentation of a pre-tax PV-10 value provides relevant and useful information because it is widely used by investors and analysts as a basis for comparing the relative size and value of our proved reserves to other oil and natural gas companies. Because many factors that are unique to each individual company may impact the amount and timing of future income taxes, the use of PV-10 value provides greater comparability when evaluating oil and natural gas companies. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of proved oil and gas reserves. However, the definition of PV-10 value as defined above may differ significantly from the definitions used by other companies to compute similar measures. As a result, the PV-10 value as defined may not be comparable to similar measures provided by other companies.
Investors should be cautioned that neither PV-10 nor Standardized Measure of proved reserves represents an estimate of the fair market value of our proved reserves. We and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

Share Repurchase Program
In November 2025, our board of directors authorized a share repurchase program, whereby we may purchase up to an aggregate of $75.0 million of our Class A common stock. We repurchased 87,132 shares for $13.60 per share and a total of $1.2 million during the fourth quarter of 2025. We have $73.8 million remaining under our existing repurchase program.

Conference Call and Webcast Details

Infinity will host a conference call Tuesday, March 11, 2026, at 10:00 a.m. ET to discuss the results. The conference call will be webcast live on the Company's investor relations (IR) website at https://ir.infinitynaturalresources.com/. In addition, you may participate in the conference call by dialing (800) 715-9871 (U.S.), or +1 (646) 307-1963 (International), and referencing "Infinity." A replay of the call will be available for 14 days following the call at the Company’s website or by phone at (800) 770-2030 (U.S.) or +44 20 3433 3849 (International) using the conference ID: 9298353#.

About Infinity

Infinity (NYSE: INR) is a growth oriented, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.
Cautionary Statement Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact, included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, future commodity prices, future production targets, leverage targets or debt repayment, hedging strategy, future capital spending plans, capital efficiency, our ability to make share repurchases, expected drilling and completions plans and projected well costs are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made.
Such statements are subject to a number of assumptions, risks and uncertainties, including those incident to the development, production, gathering and sale of oil, natural gas and NGLs, most of which are difficult to predict and many of which are beyond the control of the Company. These include, but are not limited to, our failure to realize, in full or at all, the anticipated benefits of the preferred equity investment and the Antero Acquisition, including synergies; commodity price volatility; inflation; lack of availability and cost of drilling, completion and production equipment and services; supply chain disruption; project construction delays; environmental risks; drilling, completion and other operating risks; lack of availability or capacity of midstream gathering and transportation infrastructure; regulatory changes; the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; the concentration of the Company’s operations in the Appalachian Basin; difficult and adverse conditions in the domestic and global capital and credit markets; impacts of geopolitical events and world health events, including trade wars; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; potential financial losses or earnings reductions resulting from the Company’s commodity price risk management program or any inability to manage its commodity risks; failure to realize expected value creation from property acquisitions and trades; weather related risks; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and the Company’s inability to re-establish production; the Company’s ability to service its indebtedness; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, armed conflict, political instability and civil unrest, including instability in the Middle East, Venezuela and Mexico and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; risks related to the Company’s ability to expand its business, including through the recruitment and retention of qualified personnel; and the other risks described in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimates depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any future production and development program. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and in other filings we make with the SEC, for a discussion of the risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. As a result, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Therefore, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.
Contacts
Infinity Natural Resources, Inc.
Thomas Marchetti
Vice President, Investor Relations
Email: ir@infinitynr.com

Source: Infinity Natural Resources, Inc.

INFINITY NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Oil, natural gas, and natural gas liquids sales	$115,466	$68,829	$350,375	$257,706
Midstream activities	1,598	284	6,056	1,316
Total revenues	$117,064	$69,113	$356,431	$259,022
Operating expenses:
Gathering, processing, and transportation	15,457	11,438	54,779	49,290
Lease operating	6,292	7,439	26,675	28,154
Production and ad valorem taxes	1,416	(193)	5,918	1,071
Depreciation, depletion, and amortization	31,262	17,382	103,751	73,726
General and administrative(1)	8,345	4,777	153,413	13,045
Total operating expenses	$62,772	$40,843	$344,536	$165,286
Operating income	54,292	28,270	11,895	93,736
Other income (expense):
Interest, net	(2,949)	(5,266)	(9,666)	(21,529)
Gain (loss) on derivative instruments	28,254	(28,444)	58,407	(22,047)
Other income (expense)	(165)	(77)	(1,535)	(874)
Net income before income tax expense (benefit)	79,432	(5,517)	59,101	49,286
Income tax expense (benefit)	(922)	—	(4,858)	—
Net income	$80,354	$(5,517)	$63,959	$49,286
Net income attributable to Infinity Natural Resources, LLC prior to the reorganization	—	—	9,914	—
Net income attributable to redeemable non-controlling interests	59,783	—	40,209	—
Net income attributable to Infinity Natural Resources, Inc.	$20,571	—	$13,836	—

Net income attributable to Infinity Natural Resources, Inc. per share of Class A common stock
Basic:
Weighted-average common stock outstanding	15,617,547	—	15,382,681	—
Net income attributable to Infinity Natural Resources, Inc.	$1.32	—	$0.90	—
Diluted:
Weighted-average common stock outstanding	60,946,388	—	60,954,639	—
Net income attributable to Infinity Natural Resources, Inc.	$1.32	—	$0.89	—
(1) General and administrative expense includes a one-time share-based compensation expense of $126.1 million for the year ended December 31, 2025, incurred in connection with the IPO.

INFINITY NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,849	$2,203
Accounts receivable:
Oil and natural gas sales, net	54,836	39,314
Joint interest and other, net	12,912	32,229
Short Term Deposit on Acquisitions	61,200	—
Prepaid expenses and other current assets	4,002	11,822
Commodity derivative assets	24,838	—
Total current assets	$160,637	$85,568
Oil and natural gas properties, full cost method (including $88.7 million and $86.5 million as of December 31, 2025 and December 31, 2024, respectively excluded from amortization)	1,264,212	933,228
Midstream and other property and equipment	57,116	40,053
Less: Accumulated depreciation, depletion, and amortization	(256,712)	(153,233)
Property and equipment, net	$1,064,616	$820,048
Operating lease right-of-use assets, net	1,147	1,389
Deferred tax asset, net	4,858	—
Other assets	6,709	8,461
Commodity derivative assets	2,885	—
Total assets	$1,240,852	$915,466
Total Liabilities, Redeemable Interest and Stockholders’ Equity / Members’ Equity
Current liabilities:
Accounts payable	$38,572	$51,370
Royalties payable	39,686	23,129
Accrued liabilities and other	23,021	46,004
Operating lease liabilities	181	247
Commodity derivative liabilities, short-term	1,106	12,596
Total current liabilities	$102,566	$133,346
Credit facility borrowings	150,862	259,406
Operating lease liabilities, net of current portion	966	1,142
Asset retirement obligations	3,636	2,988
Commodity derivative liabilities	3,361	10,342
Tax Receivable Agreement	1,537	—
Total liabilities	$262,928	$407,224
Redeemable non-controlling interest	670,785	—
Stockholders’ equity / members’ equity
Members’ equity	—	508,242
Class A common stock—$0.01 par value; 400,000,000 shares authorized, 15,542,521 and — shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	155	—
Class B common stock—$0.01 par value; 150,000,000 shares authorized, 45,247,974 and — shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	452	—
Additional paid-in capital	310,972	—
Accumulated deficit	(4,440)	—
Total stockholders’ equity / members’ equity	307,139	508,242
Total liabilities, redeemable non-controlling interest and stockholders’ equity / members’ equity	$1,240,852	$915,466

INFINITY NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$63,959	$49,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	103,751	73,726
Amortization of debt issuance costs	1,705	1,957
Share-based compensation expense	133,423	—
Loss (gain) on derivative instruments	(58,407)	22,047
Cash received on settlement of derivative instruments	12,213	28,360
Non-cash lease expense	248	203
Deferred income taxes	(4,858)	—
Changes in operating assets and liabilities:
Accounts receivable	3,795	(27,447)
Prepaid expenses and other assets	(1,791)	143
Accounts payable	743	16,367
Royalties payable	16,557	5,554
Accrued and other expenses	(3,082)	11,776
Other assets and liabilities	(6,469)	(4,306)
Net cash provided by operating activities	$261,787	$177,666
Cash flows from investing activities:
Additions to oil and gas properties	(356,369)	(249,545)
Acquisitions of oil and gas properties	—	—
Deposits of acquisitions of oil and gas properties	(61,200)	—
Additions to midstream and other property and equipment	(12,598)	(6,573)
Net cash used in investing activities	$(430,167)	$(256,118)
Cash flows from financing activities:
Borrowings under revolving credit facility	253,500	411,456
Borrowings on notes payable	124	—
Payments on revolving credit facility	(362,000)	(323,073)
Proceeds from issuance of Class A common stock in initial public offering, net of underwriting discounts and commissions	286,465	500
Payments of debt issuance costs	(645)	(5,200)
Cancelled shares withheld for taxes from vesting of RSUs	—	—
Payments of initial public offering costs	(6,760)	(4,415)
Payments on notes payable	(229)	(117)
Distributions to noncontrolling interest owners	(242)	—
Share Repurchase Program	(1,187)	—
Net cash provided by financing activities	$169,026	$79,151
Net increase in cash and cash equivalents	646	699
Cash and cash equivalents at beginning of period	2,203	1,504
Cash and cash equivalents at end of period	$2,849	$2,203

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX, Adjusted EBITDAX Margin and Net Debt
We define Adjusted EBITDAX as net income (loss) plus interest, net, income tax expense (benefit), depreciation, depletion, and amortization, unrealized loss (gain) on derivative instruments, net cash settlements received (paid) on derivatives, non-recurring transaction expenses and non-cash compensation expense. We believe Adjusted EBITDAX is useful because it makes for an easier comparison of our operating performance, without regard to our financing methods, corporate form or capital structure. We determined our adjustments from net income (loss) to arrive at Adjusted EBITDAX to reflect the substantial variance in practice from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered more meaningful than or as an alternative to net income (loss) determined in accordance with U.S. GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may differ from and may not be comparable to similarly titled measures of other companies. Adjusted EBITDAX Margin is defined as Adjusted EBITDAX divided by total production.
Adjusted operating income attributable to the assets underlying the South Bend Acquisition represents net sales attributable to the acquired non‑operated working interests, minus net gathering, processing, and transportation expenses and net lease operating expenses directly associated with those interests. Adjusted operating income excludes items not directly reflective of the underlying operating performance of the acquired working interests and is presented on a proportionate basis to reflect the Company’s acquired ownership interest.
Net debt is defined as total long-term debt less cash and cash equivalents. Management uses net debt to evaluate its financial position, including its ability to service its debt obligations.
The following table provides a reconciliation of our net loss, the most directly comparable financial measure presented in accordance with U.S. GAAP, to Adjusted EBITDAX for the periods presented herein:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income (loss)	$80,354	$(5,517)	$63,959	$49,286
Interest, net	2,949	5,266	9,666	21,529
Income tax expense (benefit)	(922)	—	(4,858)	—
Depreciation, depletion, and amortization	31,262	17,382	103,751	73,726
(Gain) loss on derivative instruments	(28,254)	28,444	(58,407)	22,047
Net cash settlements received (paid) on derivatives	6,647	605	12,213	28,360
Non-recurring transaction expenses	343	—	131,748	771
Non-cash compensation expense	1,647	—	2,905	—
Adjusted EBITDAX	$94,027	$46,180	$260,978	$195,719

The following table provides a reconciliation of net sales to Adjusted operating income for the assets underlying the South Bend Acquisition:

Three Months Ended December 31, 2025
(in thousands)
Net sales	$3,083
Net gathering, processing and transportation expenses	(32)
Net lease operating expenses	(221)
Adjusted operating income	$2,830

The following tables provides a reconciliation of total debt, the most directly comparable financial measure presented in accordance with U.S. GAAP, to net debt:

	December 31, 2025	February 28, 2026
(in thousands)
Credit facility borrowings	$150,862	$459,030
Total long-term debt(1)	$150,862	$459,030
Less: Cash and cash equivalents	2,849	16,327
Net debt(1)	$148,013	$442,703
(1) Includes $61.2 million of borrowings to fund a short-term deposit associated with the Antero Acquisition as of December 31, 2025.